MangoSoft Further Extends Rights Offering

Rights Offering Now Set to Expire on February 19, 2008

NASHUA, N.H.--(BUSINESS WIRE)-- MangoSoft, Inc. (OTCBB: MGOF.OB) today announced that its Board of Directors has further extended the expiration date of its previously announced rights offering from February 18, 2008 to February 19, 2008, subject to further extension by the Company in its sole discretion, due to the observance of President’s Day on February 18th. The rights offering was initially set to expire on January 29th, but was extended by the Company on January 22nd to February 18th. Pursuant to the rights offering, shareholders of record at the close of business on December 21, 2007, received, at no charge, a 0.7032 non-transferable right for each share of common stock owned by such shareholder on the record date. Each full right entitles the holder to purchase one share of the Company's common stock at a purchase price of $0.50 per share.

A copy of the Company's prospectus relating to the rights offering and additional materials were mailed on or about December 28, 2007 to shareholders of the Company as of the record date. Shareholders who hold their shares through a broker or other nominee received the rights materials from their broker or other nominee.

The distribution of the rights and the rights offering are subject to the Company’s registration statement which has been filed with the Securities and Exchange Commission and has become effective under the Securities Act of 1933. This press release shall not constitute an offer to sell or a solicitation of any offer to buy any securities contemplated in the rights offering, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Contacts

MangoSoft, Inc.
Dale Vincent, 603- 324-0400
Chief Executive Officer
http://www.mangosoft.com/